Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated March 15, 2018, included in the Proxy Statement of OvaScience, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of OvaScience, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 26, 2018